Exhibit 8.1

[Letterhead of Paul, Weiss, Rifkind, Wharton & Garrison LLP]

(212) 373-3000

(212) 757-3990

August 1, 2008

Triarc Companies, Inc.
1155 Perimeter Center W., 7th Floor
Atlanta, GA 30338

Re: Registration Statement on Form S-4
Registration No. 333-151336

Ladies and Gentlemen:

               We have acted as counsel for Triarc Companies, Inc., a Delaware corporation (“Triarc”), in connection with the Agreement and Plan of Merger (the “Merger Agreement”), dated April 23, 2008 among Triarc, Green Merger Sub, Inc., an Ohio corporation and a direct wholly owned subsidiary of Triarc (“Merger Sub”) and Wendy’s International, Inc., an Ohio corporation (“Wendy’s”), whereby Merger Sub will be merged with and into Wendy’s (the “Merger”), with Wendy’s to be the surviving corporation and a direct wholly-owned subsidiary of Triarc (which will change its name to Wendy’s/Arby’s Group, Inc. when the Merger is completed), and in connection with the filing with the Securities and Exchange Commission (the “Commission”) of the Registration Statement on Form S-4 (the “Registration Statement”), which includes the Joint Proxy Statement of Triarc and Wendy’s, each as amended or supplemented through the date hereof. Any capitalized term used but not defined herein shall have the meaning given to such term in the Merger Agreement.

               In rendering our opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement, the Registration

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August 1, 2008

Statement, and such other agreements and other documents as we have deemed relevant and necessary and have made such other inquiries as we have deemed necessary or appropriate as a basis for the opinion set forth herein. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

               In rendering such opinion, we have assumed, with your permission, that (i) the Merger will be effected in accordance with the Merger Agreement, and as described in the Registration Statement (ii) the relevant statements concerning the Merger set forth in the Merger Agreement and the Registration Statement are true, correct, and complete and will remain true, correct, and complete at all times up to and including the Effective Time, (iii) certain representations made or to be made by officers of Triarc or Wendy’s will be true, correct, and complete as of the Effective Time and (iv) any representations made in the Merger Agreement made or otherwise to be made by officers of Triarc or Wendy’s, if relevant, “to the best knowledge of,” or based on the belief of Triarc or Wendy’s, or based on an assumption by Triarc or Wendy’s or similarly qualified are true, correct, and complete and will remain true, correct, and complete at all times up to and including the Effective Time, in each case without such qualification. We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the relevant covenants contained in the Merger Agreement. If any assumption above is untrue for any reason, our opinion might be adversely affected and may not be relied upon.

               Our opinion is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service, and such other authorities as we have considered relevant, all as in effect on the date of this opinion and all of which are subject to change or differing interpretations (possibly with retroactive effect). A change in the authorities upon which our opinion is based could affect the conclusions expressed herein. There can be no assurance, moreover, that our opinion will be accepted by the Internal Revenue Service or, if challenged, by a court.

               Based upon and subject to the foregoing, and subject to the limitations and qualifications set forth in the Registration Statement, we hereby confirm our opinion set forth under the heading “Material U.S. Federal Income Tax Consequences” in the Joint Proxy Statement forming part of the Registration Statement.

               We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Merger or the conversion of each share of Triarc Class B common stock, Series 1, into one share of

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common stock of Wendy’s/Arby’s Group, Inc. (to which Triarc will change its name when the Merger is completed) under any state, local or foreign laws, or with respect to other areas of U.S. federal taxation. We do not express any opinion herein concerning any law other than the federal income tax law of the United States of America.

               Except as set forth above, we express no other opinion. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof.

               We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the references to our firm name under the headings “Material U.S. Federal Income Tax Consequences” and “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP
PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP